CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement of our report, dated January 31, 1995, on the consolidated financial statements of F&M National Corporation as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1994 of F&M National Corporation. We also consent to the reference made to us under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of this Registration Statement.

                                              /s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 22, 1996